Exhibit 99.2

PEMEX PROJECT FUNDING MASTER TRUST

Offers to Exchange Securities

which have been

Registered under the Securities Act of 1933, as amended,

and which are

Unconditionally and Irrevocably Guaranteed by Petróleos Mexicanos,

for any and all of the Corresponding Outstanding Securities of Petróleos Mexicanos

CUSIP Nos. of Old Securities	ISIN Nos. of Old Securities	Old Securities Series of Petróleos Mexicanos	Corresponding New Securities Series of Pemex Project Funding Master Trust, registered under the Securities Act and guaranteed by Petróleos Mexicanos
71654QAH5	US71654QAH56 (Rule 144A) USP78628AC15 (Reg. S)	U.S. $91,647,000 9.00% Guaranteed Notes due 2007 (the “9.00% old notes”)	Up to U.S. $91,647,000 9.00% Guaranteed Notes due 2007 (the “9.00% new notes”)

71654QAL6 71654QAJ1	US71654QAL68 (Registered) US71654QAJ13 (Rule 144A) USP78628AD97 (Reg. S)	U.S. $200,381,000 8.85% Global Guaranteed Notes due 2007 (the “8.85% old notes”)	Up to U.S. $200,381,000 8.85% Guaranteed Notes due 2007 (the “8.85% new notes”)

71654QAS1 71654XAJ6 71654YAJ4	US71654QAS12 (Registered) US71654XAJ63 (Rule 144A) US71654YAJ47 (Reg. S)	U.S. $159,229,000 9 3/8% Global Guaranteed Notes due 2008 (the “9 3/8% old notes”)	Up to U.S. $159,229,000 9 3/8% Guaranteed Notes due 2008 (the “9 3/8% new notes”)

71654QAP7 71654XAF4 71654YAF2	US71654QAP72 (Registered) US71654XAF42 (Rule 144A) US71654YAF25 (Reg. S)	U.S. $25,780,000 9 1/4% Global Guaranteed Bonds due 2018 (the “9 1/4% old bonds”)	Up to U.S. $25,780,000 9 1/4% Guaranteed Bonds due 2018 (the “9 1/4% new bonds”)

71654XAC1 71654YAB1	US71654XAC11 (Rule 144A) US71654YAB11 (Reg. S)	U.S. $21,265,000 8.625% Bonds due 2023 (the “8.625% old bonds”)	Up to U.S. $21,265,000 8.625% Guaranteed Bonds due 2023 (the “8.625% new bonds”)

71654QAM4 71654QAK8	US71654QAM42 (Registered) US71654QAK85 (Rule 144A) USP78628AE70 (Reg. S)	U.S. $45,523,000 9.50% Global Guaranteed Bonds due 2027 (the “9.50% old bonds”)	Up to U.S. $45,523,000 9.50% Guaranteed Bonds due 2027 (the “9.50% new bonds”)

71654QAR3 71654XAK3 71654YAK1	US71654QAR39 (Registered) US71654XAK37 (Rule 144A) US71654YAK10 (Reg. S)	U.S. $96,254,000 9.50% Puttable or Mandatorily Exchangeable Securities (“POMESSM”) due 2027 (the “9.50% old POMESSM”)	Up to U.S. $96,254,000 9.50% Guaranteed POMESSM due 2027 (the “9.50% new POMESSM”)

To:	Brokers, Dealers, Commercial Banks,
Trust	Companies and Other Nominees:

Upon and subject to the terms and conditions set forth in the prospectus, dated July [    ], 2005 (the “Prospectus”), and the enclosed letter of transmittal (the “Letter of Transmittal”), Pemex Project Funding Master Trust (the “Issuer”) and Petróleos Mexicanos (the “Guarantor”), a decentralized public entity of the Federal Government of the United Mexican States, are making offers to exchange (the “exchange offers”), upon the terms and subject to the conditions set forth in the prospectus, the outstanding U.S. $91,647,000 9.00% old notes, U.S. $200,381,000 8.85% old notes, U.S. $159,229,000 9 3/8% old notes, U.S. $25,780,000 9 1/4% old bonds, U.S. $21,265,000 8.625% old bonds, U.S. $45,523,000 9.50% old bonds and U.S. $96,254,000 9.50% old POMESSM (collectively, the “old securities”) which were issued by Petróleos Mexicanos, for an equal principal amount of the corresponding series of 9.00% new notes, 8.85% new notes, 9 3/8% new notes, 9 1/4% new bonds, 8.625% new bonds, 9.50% new bonds or 9.50% new POMESSM (collectively, the “new securities”), which will be issued by the Issuer, unconditionally guaranteed by Petróleos Mexicanos and registered under the Securities Act of 1933, as amended (the “Securities Act”). The exchange offers are being made voluntarily. Holders participating in the exchange offers are required to pay an exchange fee of U.S. $5.00 for each U.S. $1,000 principal amount of old securities they exchange, which the Issuer will use to pay the expenses of the exchange offers.

We are requesting that you contact your clients for whom you hold old securities regarding the exchange offers. For your information and for forwarding to your clients for whom you hold old securities registered in your name or in the name of your nominee, or who hold old securities registered in their own names, we are enclosing multiple sets of the following documents:

1. Prospectus dated July [    ], 2005;

2. Letter of Transmittal relating to the old securities for your use and for the information of your clients; and

3. A form of letter that may be sent to your clients for whose account you hold old securities registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offers.

Your prompt action is requested. The exchange offers will expire at 5:00 p.m., New York City time, on August [    ], 2005 (the “expiration date”), unless extended by the Issuer. The old securities tendered pursuant to the exchange offers may be withdrawn at any time before the expiration date, unless previously accepted by the Issuer.

Tenders of old securities for exchange pursuant to the exchange offers may be made only by book-entry transfer of the old securities to the account established by the Exchange Agent referred to below at the Book-Entry Transfer Facility maintained by The Depository Trust Company (“DTC”), together with a computer generated message, transmitted by means of DTC’s Automated Tender Offer Program system and received by the Exchange Agent, in which the tendering holder agrees to be bound by the Letter of Transmittal, all in accordance with the instructions set forth in the Letters of Transmittal and the Prospectus.

Additional copies of the enclosed material may be obtained from Deutsche Bank Trust Company Americas, as Exchange Agent, c/o DB Services Tennessee, Attention: Trust and Securities Services, Reorganization Unit, 648 Grassmere Park Road, Nashville, Tennessee 37211, Telephone: (800) 735-7777.

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